EXHIBIT 99.1










WKI HOLDING COMPANY, INC. AND SUBSIDIARIES
Financial Statements for the Years Ended December 31,
2002, 2001 and 2000, and Independent Auditors' Report

WKI HOLDING COMPANY, INC.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                   2

FINANCIAL STATEMENTS:

     Consolidated Statements of Operations for the three year period ended
          December 31, 2002 (Predecessor Company)                              3

     Consolidated Balance Sheets as of December 31, 2002 (Successor Company)
          and 2001 (Predecessor Company)                                       4

     Consolidated Statements of Cash Flows for the three year period ended
          December 31, 2002 (Predecessor Company)                              5

     Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
          the three year period ended December 31, 2002
          (Predecessor Company)                                                6

     Notes to Consolidated Financial Statements                                7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of WKI Holding Company, Inc:


We have audited the accompanying consolidated balance sheets of WKI Holding Company, Inc. and subsidiaries as of December 31, 2002 (Successor Company) and 2001 (Predecessor Company), and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2002 (collectively, the Predecessor Company operations). These Successor and Predecessor consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on December 23, 2002, the Bankruptcy Court entered an order confirming the plan of reorganization which became effective after the close of business on January 31, 2003. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code, for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

In our opinion, the Successor Company's consolidated balance sheet presents fairly, in all material respects, the financial position of WKI Holding Company, Inc. and subsidiaries as of December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company's consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2001, and the results of its operations and its cash flows for each of the three years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002.

/s/ DELOITTE & TOUCHE LLP


March 23, 2003
McLean, Virginia

                                           WKI HOLDING COMPANY, INC.
                                     CONSOLIDATED STATEMENTS OF OPERATIONS
                              (In thousands, except share and per share amounts)


                                                                                   PREDECESSOR COMPANY
                                                                                 YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                            2002          2001          2000
                                                                        ------------  ------------  ------------
Net sales                                                               $   684,846   $   745,872   $   827,581
Cost of sales                                                               491,751       558,515       601,460
                                                                        ------------  ------------  ------------
  Gross profit                                                              193,095       187,357       226,121

Selling, general and administrative expenses                                162,976       179,682       210,630
Provision for restructuring costs                                                --        51,888            --
Integration and transaction related expenses                                     --            --        26,643
Other expense, net                                                            3,297        13,786        12,237
                                                                        ------------  ------------  ------------
  Operating income (loss)                                                    26,822       (57,999)      (23,389)

Interest expense, net                                                        53,167        73,173        74,981
                                                                        ------------  ------------  ------------
  Loss before reorganization items, income taxes, minority interest
  and cumulative effect of change in accounting principle                   (26,345)     (131,172)      (98,370)
                                                                        ------------  ------------  ------------

Reorganization items, net (Note 2)                                         (577,228)           --            --
                                                                        ------------  ------------  ------------
  Income (loss) before income taxes, minority interest and cumulative
  effect of change in accounting principle                                  550,883      (131,172)      (98,370)

Income tax expense                                                            1,979         1,600        51,456
                                                                        ------------  ------------  ------------
  Income (loss) before minority interest and cumulative effect of
  change in accounting principle                                            548,904      (132,772)     (149,826)
                                                                        ------------  ------------  ------------

Minority interest in earnings of subsidiary                                    (141)         (221)         (262)
                                                                        ------------  ------------  ------------
  Net income (loss) before cumulative effect of change in accounting
  principle                                                                 548,763      (132,993)     (150,088)

Cumulative effect of change in accounting principle (Note 4)               (202,089)           --            --
                                                                        ------------  ------------  ------------

  Net income (loss)                                                         346,674      (132,993)     (150,088)

Preferred stock dividends                                                    (7,142)      (15,458)      (13,384)
                                                                        ------------  ------------  ------------
Net income (loss) applicable to Old Common Stock                        $   339,532   $  (148,451)  $  (163,472)
                                                                        ============  ============  ============

Basic net income (loss) before cumulative effect of change in
  accounting principle per Old Common Share                             $      7.86   $     (2.17)  $     (2.45)
                                                                        ============  ============  ============
Cumulative effect of change in accounting principle per Old
  Common Share                                                          $     (2.93)  $        --   $        --
                                                                        ============  ============  ============
Basic net income (loss) per Old Common Share                            $      4.93   $     (2.17)  $     (2.45)
                                                                        ============  ============  ============

Diluted net income (loss) before cumulative effect of change in
  accounting principle per share                                        $      7.51   $     (2.17)  $     (2.45)
                                                                        ============  ============  ============
Cumulative effect of change in accounting principle per share           $     (2.80)  $        --   $        --
                                                                        ============  ============  ============
Diluted net income (loss) per share                                     $      4.71   $     (2.17)  $     (2.45)
                                                                        ============  ============  ============

Weighted average number of shares outstanding:
    Basic                                                                68,910,716    68,382,691    66,827,488
                                                                        ============  ============  ============
    Diluted                                                              72,110,716    68,382,691    66,827,488
                                                                        ============  ============  ============

        The accompanying notes are an integral part of these statements.

                                           WKI HOLDING COMPANY, INC.
                                         CONSOLIDATED BALANCE SHEETS
                              (In thousands, except share and per share amounts)


                                                                                           PREDECESSOR
                                                                   SUCCESSOR COMPANY         COMPANY
ASSETS                                                             DECEMBER 31, 2002    DECEMBER 31, 2001
                                                                   ------------------  -------------------
Current Assets
  Cash and cash equivalents                                        $           40,117  $           66,805
  Accounts receivable (less allowances of $10,932 and $25,346 in
    2002 and 2001, respectively)                                               76,198              93,042
  Inventories, net                                                            146,593             157,660
  Prepaid expenses and other current assets                                    15,578               9,531
                                                                   ------------------  -------------------
       Total current assets                                                   278,486             327,038

Other assets                                                                   29,387              58,929
Property, plant and equipment, net                                             89,773             103,197
Trademarks                                                                     84,600             142,380
Goodwill                                                                      260,527             200,294
                                                                   ------------------  -------------------
TOTAL ASSETS                                                       $          742,773  $          831,838
                                                                   ==================  ===================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts payable                                                 $          100,818  $           49,115
  Current portion of long-term debt                                             3,218             784,643
  Note payable - Borden                                                            --              25,000
  Other current liabilities                                                    56,952              96,768
                                                                   ------------------  -------------------
      Total current liabilities                                               160,988             955,526

Long-term debt                                                                364,889               8,840
Preferred dividends payable to Borden                                              --              20,527
Pension and post-employment benefit obligations                                81,370              69,785
Other long-term liabilities                                                     1,737                 350
                                                                   ------------------  -------------------
      Total liabilities                                                       608,984           1,055,028

Minority interest in subsidiary                                                 1,488               1,439
                                                                   ------------------  -------------------

STOCKHOLDERS' EQUITY (DEFICIT)
Old Preferred Stock - 5,000,000 shares authorized;
    3,200,000 shares issued                                                        --              96,740
Old Common Stock - $0.01 par value; 80,000,000 shares
    authorized; 69,647,145 shares issued and outstanding                           --                 696
New Common Stock - $0.01 par value; 15,000,000 shares
    authorized; 5,752,175 shares issued and outstanding                            58                  --
Old Common Stock held in treasury at cost (736,429 shares)                         --              (2,155)
Contributed capital                                                                --             607,783
Additional paid-in capital                                                    132,243                  --
Accumulated deficit                                                                --            (916,035)
Accumulated other comprehensive loss                                               --             (11,658)
                                                                   ------------------  -------------------
        Total stockholders' equity (deficit)                                  132,301            (224,629)
                                                                   ------------------  -------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)               $          742,773  $          831,838
                                                                   ==================  ===================

        The accompanying notes are an integral part of these statements.

                                      WKI HOLDING COMPANY, INC.
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           (In thousands)

                                                                              PREDECESSOR COMPANY
                                                                            YEAR ENDED DECEMBER 31,
                                                                      ----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                    2002        2001        2000
                                                                      ----------  ----------  ----------
  Net income (loss)                                                   $ 346,674   $(132,993)  $(150,088)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Reorganization items, net                                            (610,708)         --          --
  Cash paid for reorganization items                                     (8,365)         --          --
  Depreciation and amortization                                          36,095      50,731      48,487
  Amortization of deferred financing fees                                 2,935       3,380       2,164
  Minority interest in earnings of subsidiary                               141         221         262
  Impairment loss on goodwill and intangible assets                     202,089          --          --
  Loss on disposition of plant and equipment                              4,454       2,683          --
  Professional services contributed by Borden                                --         441          --
  Provision for deferred income taxes                                        --          --      48,886
  Provision for restructuring costs                                          --      51,888          --
  Cash paid for restructuring charges                                   (12,257)     (7,325)     (3,907)
  Provision for rationalization costs                                     3,839      18,539          --
  Cash paid for rationalization charges                                  (8,066)    (10,659)         --
  Provision for integration-related costs                                    --          --      21,453
  Cash paid for integration-related costs                                    --          --     (32,651)
  Sales of accounts receivable                                               --          --      90,000
  Provision for close-out inventories                                        --          --      20,040
  Changes in operating assets and liabilities:
        Accounts receivable                                              16,845      52,998     (94,732)
        Inventories                                                       7,249      45,482      (4,011)
        Prepaid expenses and other current assets                        (6,047)      5,915       3,799
        Accounts payable and other current liabilities                   37,873     (44,319)     13,464
        Provision for post-retirement benefits, net of cash paid         (8,940)      8,695       4,135
        Other assets and liabilities                                     (2,031)     (6,189)    (13,442)
                                                                      ----------  ----------  ----------
Net cash provided by (used in) operating activities                       1,780      39,488     (46,141)
                                                                      ----------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                  (18,709)    (21,976)    (47,824)
  Net proceeds from sale of assets                                           --       3,797          --
  Acquisition of businesses, net of cash acquired                            --          --     (10,600)
  Increase in restricted cash                                              (354)         --          --
                                                                      ----------  ----------  ----------
Net cash used in investing activities                                   (19,063)    (18,179)    (58,424)
                                                                      ----------  ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowing on revolving credit facility, net                                --      27,200     100,800
  Repayment of revolving credit facility                                 (3,900)
  Borrowings on Borden revolving credit facility, net                        --      18,900       6,100
  Repayment of long-term debt, other than revolving credit facility      (3,457)     (3,881)     (3,540)
  Issuance of common stock and stock subscriptions                           --       2,453       1,690
  Purchase of treasury stock                                                 --      (1,215)       (940)
  Deferred financing fees                                                (2,048)     (5,874)         --
                                                                      ----------  ----------  ----------
Net cash (used in) provided by financing activities                      (9,405)     37,583     104,110
                                                                      ----------  ----------  ----------

(Decrease) increase in Cash and Cash Equivalents                        (26,688)     58,892        (455)
                                                                      ----------  ----------  ----------

Cash and Cash Equivalents - Beginning of Year                            66,805       7,913       8,368
                                                                      ----------  ----------  ----------
Cash and Cash Equivalents - End of Year                               $  40,117   $  66,805   $   7,913
                                                                      ==========  ==========  ==========

Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for:
        Interest                                                      $  42,716   $  71,198   $  70,662
                                                                      ==========  ==========  ==========
        Income taxes, net of refund                                   $   2,787   $    (681)  $   1,282
                                                                      ==========  ==========  ==========

    Non Cash Information:
        Preferred stock dividends                                     $   7,142   $  15,458   $  13,384
                                                                      ==========  ==========  ==========

        The accompanying notes are an integral part of these statements.

                            WKI HOLDING COMPANY, INC.
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)


                                                                                             Additional
                                            Preferred    Common    Treasury    Contributed     Pain in     Accumulated
                                              Stock      Stock      Stock        Capital       Capital       Deficit
                                           -----------  --------  ----------  -------------  -----------  -------------
Predecessor Company balance,
  December31,1999                          $   88,430   $   669   $       -   $    603,226   $         -  $   (604,112)

Net loss                                                                                                      (150,088)
Foreign currency translation adjustment

Total comprehensive loss
Issuance of common stock                                      5                      1,885
Repurchase of common stock                                             (940)
Notes receivable for stock sold                                                       (200)
Preferred stock dividends                       3,097                                                          (13,384)
                                           -----------  --------  ----------  -------------  -----------  -------------
Predecessor Company balance,
  December 31,2000                             91,527       674        (940)       604,911             -      (767,584)

Net loss                                                                                                      (132,993)
Foreign currency translation adjustment
Cumulative effect of change in
  accounting principle for derivative
  financial instruments
Derivative fair value adjustment
Minimum pension liability adjustment

Total comprehensive loss
Professional services contributed
  by Borden                                                                            441
Issuance of common stock                                     22                      2,231
Collection of receivable for stock sold                                                200
Repurchase of common stock                                           (1,215)
Preferred stock dividends                       5,213                                                          (15,458)
                                           -----------  --------  ----------  -------------  -----------  -------------
Predecessor Company balance,
  December 31,2001                             96,740       696      (2,155)       607,783             -      (916,035)

Net income                                                                                                     346,674
Foreign currency translation adjustment
Derivative fair value adjustment
Minimum pension liability adjustment

Total comprehensive income
Preferred stock dividends                       1,402                                                           (7,142)
Effect of reorganization:
  Cancellation of Old Preferred Stock         (98,142)
  Cancellation of Old Common Stock                         (696)      2,155
  Fresh Start Reporting adjustments                                               (607,783)                    576,503
  New Common Stock issued in reorganization                  58                                  132,243
                                           -----------  --------  ----------  -------------  -----------  -------------
Successor Company Balance,
  December 31, 2002                        $        -   $    58   $       -   $          -   $   132,243  $          -
                                           ===========  ========  ==========  =============  ===========  =============


                                             Accumulated
                                                Other             Total
                                            Comprehensive     Stockholders'
                                                Loss        Equity (Deficit)
                                           ---------------  -----------------
Predecessor Company balance,
  December31,1999                          $       (1,786)  $         86,427

Net loss                                                            (150,088)
Foreign currency translation adjustment            (1,153)            (1,153)
                                                            -----------------
Total comprehensive loss                                            (151,241)
Issuance of common stock                                               1,890
Repurchase of common stock                                              (940)
Notes receivable for stock sold                                         (200)
Preferred stock dividends                                            (10,287)
                                           ---------------  -----------------
Predecessor Company balance,
  December 31,2000                                 (2,939)           (74,351)

Net loss                                                            (132,993)
Foreign currency translation adjustment               305                305
Cumulative effect of change in
  accounting principle for derivative                (189)              (189)
  financial instruments
Derivative fair value adjustment                     (590)              (590)
Minimum pension liability adjustment               (8,245)            (8,245)
                                                            -----------------
Total comprehensive loss                                            (141,712)
Professional services contributed
  by Borden                                                              441
Issuance of common stock                                               2,253
Collection of receivable for stock sold                                  200
Repurchase of common stock                                            (1,215)
Preferred stock dividends                                            (10,245)
                                           ---------------  -----------------
Predecessor Company balance,
  December 31,2001                                (11,658)          (224,629)

Net income                                                           346,674
Foreign currency translation adjustment               129                129
Derivative fair value adjustment                      347                347
Minimum pension liability adjustment              (20,098)           (20,098)
                                                            -----------------
Total comprehensive income                                           327,052
Preferred stock dividends                                             (5,740)
Effect of reorganization:
  Cancellation of Old Preferred Stock                                (98,142)
  Cancellation of Old Common Stock                                     1,459
  Fresh Start Reporting adjustments                31,280                  -
  New Common Stock issued in reorganization                          132,301
                                           ---------------  -----------------
Successor Company Balance,
  December 31, 2002                        $            -   $        132,301
                                           ===============  =================

               The  accompanying notes are an integral part of these statements.

WKI HOLDING COMPANY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS AND BASIS OF PRESENTATION

WKI Holding Company Inc. (the "Company" or "WKI") is a leading manufacturer and marketer of consumer bakeware, dinnerware, kitchen and household tools, rangetop cookware and cutlery products. The Company has strong positions in major channels of distribution for its products in North America and has also achieved a significant presence in certain international markets, primarily Asia and Australia. In North America, the Company sells both on a wholesale basis to retailers, distributors and other accounts that resell the Company's products, and on a retail basis, through Company-operated factory stores. In the international market, the Company has established its presence on a wholesale basis through an international sales force coupled with localized distribution and marketing capabilities.

As of December 31, 2001, the Company was not in compliance with certain financial covenants contained in its key loan agreements. In addition, the Company did not have the ability to repay or refinance significant debt repayments that could have been accelerated as a result of the covenant defaults. Recognizing the need to reduce the debt on its balance sheet and to resolve the issues raised by its covenant defaults, the Company engaged financial advisors and other professionals in early 2002 to initiate discussions with its primary stakeholder constituencies. The goal of these discussions was to develop a long-term restructuring plan to reduce the Company's substantial funded debt to a more manageable level, while minimizing the adverse impact of any financial restructuring on the business.

On May 31, 2002, the Company announced that it had reached agreement on the terms of a financial restructuring with the steering committee for its bank group and a group of affiliated parties comprised of the Company's primary shareholders as well as its largest bondholder, which held approximately 40% of the Company's then outstanding 9-5/8% Series B Senior Subordinated Notes ("9-5/8% Notes").

REORGANIZATION

On May 31, 2002 (the "Filing Date"), in order to expedite the restructuring process and preserve value for the Company's stakeholders, the Company and its eleven U.S. subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy code ("Bankruptcy Code" or "Chapter 11") in the United States Bankruptcy Court for the Northern District of Illinois (the "Court"). The reorganization was jointly administered under the caption "In re World Kitchen, Inc., a Delaware Corporation, et al., Case No. 02-B21257." During the period from the Filing Date until January 31, 2003 (the "Effective Date"), the Debtors operated their business as debtors-in-possession under Chapter 11. The Company's non-U.S. subsidiaries did not file voluntary petitions, were not Debtors and did not reorganize.

On May 31, 2002, the Court entered an interim order permitting the Company to access up to $25 million of secured, debtor in possession financing commitments of up to $75 million it had received from a bank group led by JPMorgan Chase Bank (the "Original DIP Credit Facility"). On August 27, 2002, the Court issued a final order approving the Debtors request to access the Original DIP Credit Facility as revised, in the amount of up to $50 million debtor in possession financing (the "Revised DIP"). The Debtors used the proceeds available under the Revised DIP, as needed, along with existing cash and cash flow from operations, to fund operations during the Chapter 11 process.

The Company's reorganization value of approximately $500 million, defined as post emergence debt and equity ("Reorganization Value"), was determined based on an independent valuation by financial specialists after consideration of several factors and assumptions and by using various valuation methods including cash flow multiples, price/earnings ratios, other relevant industry information and through negotiations with various creditor parties in interest.

On November 15, 2002, the Debtors filed their second amended joint plan of reorganization (the "Plan") with the Court, which was confirmed on December 23, 2002 (the "Confirmation Date"). Upon confirmation of the Plan, the Company adopted the provisions of Statement of Position No. 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh Start Reporting" or "SOP 90-7"). The Company adopted Fresh Start Reporting because holders of existing voting shares of the Company immediately before the Chapter 11 filing and confirmation of the Plan received less than 50% of the common stock distributed under the Plan, and the Company's Reorganization Value was less than the Debtors' post-petition liabilities and allowed claims on a consolidated basis. All material conditions precedent to the Plan becoming binding were resolved on or prior to December 31, 2002 and, therefore, the Company recorded the effects of the Plan and Fresh Start Reporting as of that date. On the Effective Date, the Debtors legally emerged from their bankruptcy proceedings.

PLAN

On or about the Effective Date, with the effects reported herein on December 31, 2002, the following principle provisions of the Plan occurred:

     1. The Company's old common and preferred stock were cancelled for no consideration. New Common Stock in the amount of 5,752,175 shares was or will be issued ("New Common Stock") to certain creditors, pursuant to the Plan, as described below.

     2. The Company's senior secured debt of approximately $577.1 million was discharged in return for the payment of $27.8 million in cash and the issuance of $240.1 million of new senior secured term loans, $123.2 million of new senior subordinated notes, and 4,528,192 shares (approximately 79%) of New Common Stock.

     3. The Company's $25 million revolving credit facility due to Borden Chemical, Inc. (the "Borden Credit Facility"), an affiliate of the Company's primary stockholder (Kohlberg, Kravis, Roberts & Co. L.P. ("KKR")), was converted into 615,483 shares (approximately 11%) of New Common Stock.

     4. The Company's 9-5/8% Notes in the amount of $211.1 million were converted into the right to receive 608,500 shares (approximately 10%) of New Common Stock.

     5. The Company agreed to pay $2.9 million to pay in full the 9- Series B Senior Notes ("9- Notes") issued by EKCO Group Inc. and certain of its subsidiaries.

     6. The Company reinstated $4.9 million of pre-existing Industrial Revenue Bond claims (the "Reinstated IRB claims").

     7. The Revised DIP was repaid in full and terminated, and the Company entered into a new Revolving Credit Agreement providing up to $75 million.

     8. The Company became obligated to pay out approximately $20.9 million of pre-petition liabilities to its vendors and other general unsecured creditors. Under the terms of the Debtors' Plan, general unsecured creditors of the Company will be paid 8.8% of the allowable claim amount.

          General unsecured creditors of the Company's operating subsidiaries will be paid 60% of the allowable claim amount. These payouts will be made as prescribed by the Court at various distribution dates as claims are reconciled.

     9.   The new members of the board of directors began serving as directors.

     10. The Company entered into a management stock plan to attract, retain and motivate key employees and non-employee directors. A total of 710,942 shares of New Common Stock are available for issuance pursuant to stock options granted thereunder.

(2)  BANKRUPTCY REORGANIZATION AND FRESH START REPORTING

As discussed above, the accompanying consolidated balance sheet as of December 31, 2002 gives effect to the Plan and Fresh Start Reporting and is designated "Successor Company". Periods presented prior to December 31, 2002 have been designated "Predecessor Company."

The following reconciliation of the Predecessor Company's consolidated balance sheet as of December 31, 2002 to that of the Successor Company presents the impact of the Plan under the caption of "Reorganization Adjustments" and of Fresh Start Reporting under the caption "Fresh Start Reporting".

The Reorganization adjustments reflect the distribution of any monies settled or to be settled under the bankruptcy, the cancellation of indebtedness and equity, the issuance of new debt and equity and the resulting gain recognized.

Fresh Start Reporting adjustments reflect the application of Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS No. 141") which requires a reorganized entity to record its assets and liabilities at their fair value. The Company used its newly determined Reorganization Value to define the fair value of debt and equity. The resulting net asset value of $132.3 million was allocated to individual assets and liabilities using the principles of SFAS No. 141. The Company is using independent valuation experts where necessary to appraise the major components of the balance sheet including trademarks, patents and property, plant and equipment. The difference between the enterprise value described above and the resulting fair value of assets and liabilities was recorded as goodwill. Certain valuations have not yet been finalized as of the date of this report and are subject to adjustment during the allocation period in a manner similar to that prescribed by SFAS No. 141.

                                                 Predecessor    Reorganization         Fresh Start        Successor
                                                   Company       Adjustments            Reporting          Company
                                                -------------  ----------------       -------------       ----------
ASSETS
Current Assets
  Cash and cash equivalents                     $     40,117   $            --        $         --        $   40,117
  Accounts receivable, net                            76,198                --                  --            76,198
  Inventories, net                                   146,593                --                  --           146,593
  Prepaid expenses and other current assets           15,578                --                  --            15,578
                                                -------------  ----------------       -------------       ----------
       Total current assets                          278,486                --                  --           278,486

Other assets                                          35,038                --              (5,651)  F        29,387
Property, plant and equipment, net                    89,773                --                  --            89,773
Trademarks                                            84,600                --                  --            84,600

Goodwill                                              55,985                --             204,542   G       260,527
                                                -------------  ----------------       -------------       ----------

TOTAL ASSETS                                    $    543,882   $            --        $    198,891        $  742,773
                                                =============  ================       =============       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
  Accounts payable                              $     47,281   $        53,537   A,B  $         --        $  100,818
  Current portion of long-term debt                        -             3,218   B              --             3,218
  Other current liabilities                           56,400               552   C              --            56,952
                                                -------------  ----------------       -------------       ----------
       Total current liabilities                     103,681            57,307                  --           160,988

Liabilities subject to compromise                    887,340          (887,340)  D              --                --
Long-term debt                                            --           364,889   B              --           364,889

Pension and post-employment benefit
       obligations                                    77,737                --               3,633   F        81,370
Other long-term liabilities                            1,737                --                  --             1,737
                                                -------------  ----------------       -------------       ----------

Total liabilities                                  1,070,495          (465,144)              3,633           608,984

Minority interest in subsidiary                        1,488                --                  --             1,488

Stockholders' Equity (Deficit)
     Old Preferred stock                              98,142           (98,142)  E              --                --
     Old Common stock                                    696              (696)  E              --                --
     New Common stock                                     --                58   B              --                58
     Common stock held in treasury                    (2,155)            2,155   E              --                --
     Contributed capital                             607,783                --            (607,783)  H            --
     Additional paid-in capital                           --           132,243   B              --           132,243
     Accumulated deficit                          (1,201,287)          429,526   D         771,761   H            --
     Accumulated other comprehensive loss            (31,280)               --              31,280   H            --
                                                -------------  ----------------       -------------       ----------

Total stockholders' equity (deficit)                (528,101)          465,144             195,258           132,301
                                                -------------  ----------------       -------------       ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)                                       $    543,882   $            --        $    198,891        $  742,773
                                                =============  ================       =============       ==========

A. Estimated payables associated with the effects of the Plan are $53.5 million. Of this amount, $35.7 million was paid on the Effective Date and the remaining estimated $17.8 million will be paid in accordance with the reconciliation process.
B. In accordance with the Plan, Allowed Bank Loan Claims under the Prepetition Credit Facility in the amount of $552.1 million were converted into $104.1 million in New Common Stock, $240.1 million in principal amount of new Senior Secured Term Loans and $123.2 million in principal amount of the new Senior Subordinated Notes. The remaining $2.7 million was paid on the Effective Date and is included in accounts payable.
C.   Certain tax claims were reinstated as part of the Plan.
D. Estimated settlement of liabilities subject to compromise and other transactions in connection with the Plan. As a result of the consummation of the Plan, the Company recognized an estimated gain on the reorganization. This gain was recorded in the Predecessor Company's statement of operations as a component of net reorganization items.

     Gain on discharge of prepetition liabilities:
         Bank Loan Claims                           $ 82,002
         Borden Claim                                 12,044
         9-5/8% Notes                                197,080
         Unsecured Claims                             14,082
         Elimination of Old Stock                    122,951
         Surrender of Hamilton, Ohio property in
             satisfaction of certain IRB Claims        1,367
                                                    --------
     Gain on discharge of prepetition liabilities   $429,526
                                                    ========

E. Old WKI Common Stock and Old WKI Preferred Stock and accrued but unpaid dividends and any related interest were cancelled on the Effective Date for no consideration.
F. Fair value adjustments as of December 31, 2002 in accordance with Fresh Start Reporting. Certain valuations have not yet been finalized and are subject to adjustment during the allocation period.
G. Excess reorganization value over the fair value of the Company's assets and liabilities. As discussed above in note "F", the finalization of certain Fresh Start Reporting valuations will result in further adjustments to the goodwill balance.
H. Elimination of accumulated deficit, accumulated other comprehensive loss and contributed capital in accordance with Fresh Start Reporting.

REORGANIZATION  ITEMS

The Company recorded the following reorganization items during the year ended December 31, 2002, directly associated with the Chapter 11 reorganization proceedings (in thousands):

Gain on discharge of prepetition liabilities  $ (429,526)
Fresh start adjustments                         (195,258)
Professional fees                                 21,231
Write-off of deferred financing fees              14,076
Lease cancellation costs                           4,754
Asset write-offs                                   2,984
Key employee retention program                     2,761
Other                                              1,750
                                              -----------
Reorganization items, net                     $ (577,228)
                                              ===========

Under the Bankruptcy Code, the Debtors had the right to assume or reject executory contracts, including real estate leases, personal property leases, service contracts and other unexpired, executory pre-petition contracts, subject to Court approval. Parties affected by these rejections were permitted to file claims with the Court in accordance with the Bankruptcy Code.

During 2002, the Company recorded a $2.2 million reserve for the closure of 44 under-performing retail stores in connection with the reorganization. This reserve was recorded in accordance with Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity". The liability represents anticipated costs relating to lease cancellations or rejections of $1.0 million, asset write-offs of $0.9 million and other costs incurred as a direct result of the store closings of $0.3 million. Other leases rejected under the Bankruptcy Code resulted in $3.7 million of lease cancellation costs and $2.1 million of asset write-offs related to leasehold improvements.

The Debtors filed certain motions regarding key management employment contracts, a key employee retention program ("KERP") and related severance policy in an effort to retain employees during the bankruptcy period. The KERP and two of the management contracts were approved by the Court and will result in the payment of up to approximately $4.6 million over the course of three primary earnout dates: the Confirmation Date of the Plan (December 23, 2002), December 31, 2002 and December 31, 2003. Accordingly, $2.3 million was earned by December 31, 2002, and paid shortly thereafter, and approximately $2.3 million is expected to be paid at December 31, 2003.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), the most significant of which include:

Principles of Consolidation

The consolidated financial statements present the operating results and financial position of WKI and the accounts of all entities controlled by the Company. All intercompany accounts and transactions have been eliminated. Minority interest in the income of a consolidated subsidiary represents the minority stockholder's share of the income of the consolidated subsidiary. The minority interest in the consolidated balance sheets reflect the original investment by the minority stockholder in the consolidated subsidiary, along with its proportional share of the accumulated earnings or losses, together with its share of any capital transactions.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported herein. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with 2002 presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments, primarily government securities, with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories for the Predecessor Company were stated at the lower of cost or market and include raw materials, labor, manufacturing overhead and cost to purchase outsourced products. Inventories for the Successor Company may be adjusted during the allocation period to properly reflect fair value once certain valuations are finalized. The first-in, first-out method is used for valuing all inventories. The Company evaluates obsolete and excess inventories and records appropriate reserves based on expected demand.

Property, Plant and Equipment

Property, plant and equipment for the Predecessor Company was recorded at cost, less accumulated depreciation. The Successor Company will adjust its property, plant and equipment to estimated fair value, once certain valuations are finalized, in conjunction with the implementation of Fresh Start Reporting (See
Note 2) and has eliminated the accumulated depreciation and amortization. Depreciation is calculated using straight-line and accelerated methods based on the estimated useful lives of the assets as follows: buildings, 8-30 years; machinery and equipment, 3-25 years; and leasehold improvements, over the lease periods. Capitalized interest costs relate to the purchase and construction of long-term assets and are amortized over the respective useful lives of the related assets. The Predecessor Company capitalized interest of $1.0 million, $1.0 million, and $0.7 million in 2002, 2001, and 2000, respectively.

Other Assets

Other assets consist primarily of precious metals, capitalized computer software costs and deferred financing fees. Precious metals are recorded at cost for the Predecessor Company and will be adjusted to fair value for the Successor Company during the allocation period. Precious metals consist of platinum, rhodium, and palladium and are used in the Company's manufacturing processes and are expensed to operations based on utilization. Capitalized computer software costs consist of costs to purchase and develop software. The Company capitalizes internally developed software costs based on a project-by-project analysis of each project's significance to the Company and its estimated useful life. Capitalized software costs for the Predecessor Company are carried at cost less accumulated amortization. The Successor Company adjusted its capitalized software cost to estimated fair value in conjunction with the implementation of Fresh Start Reporting (See Note 2) and the accumulated amortization was eliminated. Capitalized software costs are amortized on a straight-line basis over a period between three and seven years. Amortization expense for computer software was $9.2 million, $8.1 million, and $5.3 million in 2002, 2001, and 2000, respectively. Deferred financing fees associated with the Company's debt are amortized to interest expense on a straight-line basis over the term of the related debt. In June 2002, $14.1 million of net deferred financing fees associated with prepetition debt were expensed. In addition, on the Effective Date, approximately $0.9 million of net deferred financing fees associated with discharged debts in accordance with the Plan were expensed.

Goodwill, Trademarks and Patents

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), which requires that goodwill and other intangibles assets with indefinite useful lives no longer be amortized but tested at least annually for impairment. As such, the Company no longer amortizes goodwill or trademark assets. The Company's patents were determined to have definite lives and continue to be amortized on a straight-line basis over their economic useful lives.

Prior to the Company's emergence from bankruptcy, application of Fresh Start Reporting, and the adoption of SFAS No. 142, goodwill had been amortized over 40 years and trademarks and patents were amortized over the estimated economic useful lives, which ranged from 20 to 35 years, using the straight-line method. Goodwill and other intangibles were carried at cost, less accumulated amortization. Amortization expense of $11.5 million and $9.6 million was recorded in 2001 and 2000, respectively.

Upon the adoption of SFAS No. 142 as of January 1, 2002, the Company recorded an impairment loss of $144.3 million relating to goodwill and $57.8 million relating to trademark assets (See Note 4).

New goodwill representing the difference between the Successor Company's Reorganization Value over the fair value of its assets and liabilities, excluding debt, of $204.5 million was established in connection with Fresh Start Reporting (See Note 2). A portion of this goodwill is expected to be allocated to certain identified assets upon the finalization of their respective valuations.

Impairment Accounting

On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." Accordingly, the Company continues to review the recoverability of its long-lived assets when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable.

Other Comprehensive Loss

Other comprehensive loss consists of minimum pension liabilities associated with the underfunding of the Company's pension plans, adjustments to the fair value of the Company's derivative and foreign currency translation adjustments associated with the Company's foreign subsidiaries.

Stock Based Compensation

The Company accounts for stock based compensation cost under these plans using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." Accordingly, compensation cost of stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of the grant over the option exercise price and is charged to operations over the vesting period. The Company follows the disclosure provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123), which defines a fair value-based method of accounting for stock-based compensation.

Revenue Recognition

Revenue is recognized when products are shipped to customers and when all substantial risk of ownership has transferred. A provision is recorded for uncollectible accounts and an allowance is recorded for anticipated discounts, promotional incentives and returned products.

Advertising and Promotion Costs

Production costs of future media advertising are deferred until the advertising first occurs. Advertising costs, other than cooperative advertising, are charged to selling, general and administrative expenses as incurred. Cooperative advertising is accrued at the time of sale in the financial statements as a reduction of sales because it is viewed as part of the negotiated price of the products sold. Media advertising expenses were $7.4 million, $6.0 million, and $15.8 million in 2002, 2001, and 2000, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Such costs were $1.7 million, $2.0 million, and $1.3 million in 2002, 2001, and 2000, respectively.

Income Taxes

The Company uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Translation of Foreign Currencies

The accounts of most foreign subsidiaries and affiliates are measured using local currency as the functional currency. For those operations, assets and liabilities are translated into U.S. dollars using period-end exchange rates and income and expense accounts are translated at average monthly exchange rates. Net changes resulting from such translations are excluded from net loss and are recorded as a separate component of accumulated other comprehensive loss in the consolidated financial statements. Gains and losses from foreign currency transactions are included in net income in the period in which they arise. Foreign currency translation adjustments included in accumulated other comprehensive loss were eliminated upon the adoption of Fresh Start Reporting (See Note 2).

Derivative Financial Instruments

The Company primarily uses interest rate swaps, which effectively convert a portion of the Company's variable rate obligations to fixed. The Company enters into interest rate swaps to lower funding costs or to alter interest rate exposures between fixed and floating rates on long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specific intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. Interest rate swaps that are in excess of outstanding obligations are marked to market through other income and expense. At December 31, 2002 and 2001, the Predecessor Company had a $15.0 million notional amount interest rate swap outstanding with a fair value of $(0.4) million and $(0.8) million, respectively. The interest rate swap was rejected during the Chapter 11 proceedings and will be settled pursuant to the Plan.

Fair Value of Financial Instruments

The fair value of the Company's debt is estimated using discounted cash flow analysis based on the incremental borrowing rates currently available to the Company and for loans with similar loan terms and maturities (See Note 8). The estimated fair value of cash and cash equivalents, receivables, and trade payables approximate their carrying value due to the short maturity of these instruments. The Company is not aware of any factors that would significantly affect the estimated fair values.

Recently Issued Accounting Standards

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS No. 143 as part of Fresh Start Reporting with no material impact to the financial statements.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value less costs to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and its provisions are to be applied prospectively. There was no impact to the Company's financial statements upon the adoption of SFAS No. 144.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." With the rescission of SFAS No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The Company adopted SFAS No. 145 as part of Fresh Start Reporting with no material impact to the financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. This statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed format and provide additional disclosures required by SFAS No. 148 beginning in its annual financial statements for the year ending December 31, 2003, and for the quarterly period ending March 31, 2003.

(4)  GOODWILL AND INTANGIBLE ASSETS

On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Under this standard, goodwill and intangible assets with indefinite useful lives are no longer amortized, but shall be tested for impairment annually, or more frequently if events or changes in circumstance indicate that the assets might be impaired. Accordingly, the Company ceased amortization of its existing goodwill and its trademark assets on January 1, 2002. A reconciliation of reported net income (loss) to net income (loss) adjusted to reflect the impact of the discontinuance of the amortization of goodwill and trademark assets for the years ended December 31, 2002, 2001, and 2000 respectively, is as follows (in thousands):

                                                            PREDECESSOR COMPANY
                                                          YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2002       2001        2000
                                                     --------  ----------  ----------
Reported net income (loss) before cumulative
  effect of change in accounting principle:          $548,763  $(132,993)  $(150,088)
Goodwill and trademark amortization                        --    (11,514)     (9,626)
                                                     --------  ----------  ----------
Adjusted net income (loss)                           $548,763  $(121,479)  $(140,462)
                                                     ========  ==========  ==========

Reported basic net income (loss) before
  cumulative effect of change in accounting
  principle per share                                $   7.86  $   (2.17)  $   (2.45)
Goodwill and trademark amortization per share              --      (0.17)      (0.14)
                                                     --------  ----------  ----------
Adjusted basic net income (loss) per share before
  cumulative effect of change in accounting          $   7.86  $   (2.00)  $   (2.31)
                                                     ========  ==========  ==========
  principle

Reported diluted net income (loss) before
  cumulative effect of change in accounting
  principle per share                                $   7.51  $   (2.17)  $   (2.45)
Goodwill and trademark amortization per share              --      (0.17)      (0.14)
                                                     --------  ----------  ----------
Adjusted diluted net income (loss) per share
  before cumulative effect of change in accounting
  principle                                          $   7.51  $   (2.00)  $   (2.31)
                                                     ========  ==========  ==========

In accordance with SFAS No. 142, the Company performed its transitional impairment tests of its goodwill and trademark assets as of January 1, 2002. The Company engaged third party specialists to determine the fair value of its reporting units, as defined by SFAS No. 142, and determined that some of the value of its goodwill was impaired. The fair value of all reporting units used in the transitional goodwill impairment test was performed using the income approach and equaled the $500 million Reorganization Value. Based on this analysis, the Company recorded an impairment loss of $144.3 million relating to goodwill. Determinations of the fair value of the trademark assets were performed by third party specialists using the income and relief from royalty approaches. The fair value determinations were made after considering a variety of indicators including the deterioration in the business climate and a change in the manner in which the impairment of an asset is evaluated under the new standard. Based on this analysis the Company recorded an impairment loss of $57.8 million relating to trademark assets. The combined impairment loss of $202.1 million is recorded as a cumulative effect of a change in accounting principle in the accompanying Consolidated Statements of Operations.

                                      Predecessor Company
                           --------------------------------------------
                           December 31,   Impairment
     (in thousands):           2001         Charge     January 1, 2002
                           -------------  ----------  -----------------

     Trademark asset, net  $     142,380  $ (57,780)      $   84,600
     Goodwill, net               200,294   (144,309)          55,985

The Company engaged third party specialists to determine the fair value of its intangible assets pursuant to Fresh Start Reporting. These valuations have not yet been finalized and will be adjusted within the allocation period.

At December 31, 2002, the Company increased goodwill by $204.5 million, which represents the excess of the Reorganization Value over the fair value of the Company's assets and liabilities excluding debt, pursuant to Fresh Start Reporting (See Note 2). The finalization of certain Fresh Start Reporting valuations is expected to result in adjustments to the goodwill balance. The Company will test goodwill for impairment at least annually under SFAS No. 142.

(5)  SUPPLEMENTAL BALANCE SHEET DATA

Inventories are stated at cost for the Predecessor Company and fair value for the Successor Company. Fair value of finished and in-process goods represents selling price less the estimated selling effort and the fair value of raw materials approximates cost. Certain valuations have not yet been finalized as of the date of this report and are subject to adjustment during the allocation period as defined by SFAS No. 141. Inventories at December 31, 2002 and December 31, 2001, consist of the following (in thousands):

                                    SUCCESSOR   PREDECESSOR
                                     COMPANY      COMPANY
                                    ----------  ------------
Finished and in-process goods       $  117,401  $    137,965
Raw materials and supplies              29,192        19,695
                                    ----------  ------------
                                    $  146,593  $    157,660
                                    ==========  ============

Property, plant and equipment are stated at cost for the Predecessor Company and fair value for the Successor Company. Certain valuations have not yet been finalized as of the date of this report and are subject to adjustment during the allocation period. Property, plant and equipment at December 31, 2002 and December 31, 2001consisted of the following (in thousands):

                                    SUCCESSOR    PREDECESSOR
                                     COMPANY       COMPANY
                                    ----------  -------------
Land                                $    3,145  $      3,145
Buildings                               15,249        91,512
Machinery and Equipment                 71,379       327,250
                                    ----------  -------------
                                        89,773       421,907
Accumulated Depreciation                    --      (318,710)
                                    ----------  -------------
                                    $   89,773  $    $103,197
                                    ==========  =============

Other liabilities are stated at cost for the Predecessor Company and fair value, which approximates costs, for the Successor Company. Other liabilities at December 31, 2002 and December 31, 2001 consisted of the following (in thousands):

                                   SUCCESSOR   PREDECESSOR
                                    COMPANY      COMPANY
                                   ----------  ------------
Wages and employee benefits        $   18,528  $     17,117
Accrued advertising and promotion      19,912        17,400
Accrued interest                        3,982         9,345
Restructuring reserve                       -        19,647
Other accrued expenses                 14,530        33,259
                                   ----------  ------------
                                   $   56,952  $     96,768
                                   ==========  ============

(6)  RELATED PARTY TRANSACTIONS

The following transactions with related parties are included in the consolidated statements of operations for the years ended December 31, 2002, 2001, and 2000 (in thousands):

                                                         PREDECESSOR COMPANY
                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                        2002    2001     2000
                                                       ------  -------  ------
Services provided by Corning, Inc.                     $2,131  $ 2,570  $4,078

KKR and Affiliates:
-------------------
Preferred dividends payable to CCPC Acquisition Corp.   2,365    5,214   4,631
Preferred dividends payable to Borden                   4,777   10,241   8,753
Interest expense paid to Borden                           537    2,117   1,489
Management fees and services paid to Borden             3,157      928   3,847
Professional services contributed by Borden                --      441      --
Loss on sale of receivables and related fees paid to
   Borden                                                  --       --     823

CORNING

Prior to April 1, 1998, the Company operated as a wholly-owned subsidiary of Corning Incorporated ("Corning"). In connection with the recapitalization of the Company on April 1, 1998 (the "Recapitalization"), Corning and the Company entered into several agreements whereby Corning would provide certain goods and services to the Company and would share certain facilities at terms specified in the agreements. As of December 31, 2001, the Company assumed or outsourced a significant portion of the functions previously performed by Corning. Management believes that the methodology used by Corning to charge these costs was reasonable, but may not necessarily be indicative of the costs that would have been incurred had these functions been performed by the Company. The Company assumed certain Recapitalization agreements with Corning, with some modifications, during the Chapter 11 proceedings.

See Note 9 regarding Corning's agreement to indemnify the Company for certain environmental liabilities.

KKR AFFILIATES

In conjunction with the Recapitalization on April 1, 1998, the Company issued $30.0 million in 12% cumulative junior pay-in-kind stock to CCPC Acquisition Corp ("CCPC Acquisition"). The cumulative junior preferred stock consisted of
1.2 million shares with each share having a liquidation preference of $25. The cumulative junior preferred stock provided for the payment of dividends in cash, additional shares of junior preferred stock or a combination thereof of $0.75 per share per calendar quarter, if and when declared by the Predecessor Company's board of directors. As of the Filing Date and December 31, 2001, the Company had accrued but not paid $19.1 million and $16.7 million in preferred stock dividends, respectively. As the dividends were expected to be settled by issuing additional shares of preferred stock, the dividends were recorded in preferred stock in the Predecessor Company balance sheets. In connection with the Plan, the preferred stock, including any accrued dividends thereon, were canceled for no consideration on the Effective Date.

In the fourth quarter of 1999, the Company issued $50.0 million in 16% cumulative junior preferred stock to Borden. The cumulative junior preferred stock consisted of two million shares with each share having a liquidation preference of $25. The cumulative junior preferred stock provided for the payment of cash dividends of $1.00 per share per quarter whether or not declared by the Company and if certain financial ratios are satisfied. As of the Filing Date and December 31, 2001, the Company had accrued but not paid $25.3 million and $20.5 million, respectively, in preferred stock dividends. As the dividends were expected to be paid in cash, the dividends payable were recorded as other long-term liabilities in the Predecessor Company balance sheets. In connection with the Plan, the preferred stock, including accrued dividends thereon, were canceled for no consideration on the Effective Date.

Pursuant to a Credit Agreement dated as of August 24, 2000, as amended and restated as of April 12, 2001 (and as further amended from time to time), between the Company and Borden, the Company obtained from Borden a temporary $50 million revolving credit facility (the "Borden Credit Facility"), from which $40 million was initially made available, and which was reduced in accordance with its terms on August 16, 2001 to a $25 million revolving credit facility. The Borden Credit Facility was secured with an interest on the Predecessor Company's assets that was second in priority behind the interests securing the Amended and Restated Credit Agreement (the "Senior Credit Facility"). The default under the Senior Credit Facility at December 31, 2001, also resulted in a default under the Borden Credit Facility. In accordance with the Plan, the Borden Credit Facility balance of $25 million was converted into 615,483 shares of New Common Stock with an aggregate value of approximately $14.2 million, constituting approximately 10.7% of the outstanding shares of the Successor Company (excluding the impact of shares reserved for issuance pursuant to the Management Stock Plan). The Company recorded interest expense of $1.5 million during 2002 and $0.9 million remained payable to Borden at December 31, 2002 and was paid on the Effective Date.

In connection with the Recapitalization, the Company and Borden entered into an agreement pursuant to which Borden would provide certain management, consulting and financial services to the Company. The management fee for 2002 was determined in accordance with the Plan. The Company recorded expenses totaling $2.4 million and $2.3 million remained payable at December 31, 2002. Of the remaining payable, $0.6 million related to post-petition management fees was paid on the Effective Date and $1.7 million will be settled in accordance with the Plan. In the third quarter of 2001, the Company and Borden amended the management agreement to provide for a variable payout, not to exceed $2.5 million annually, based on Adjusted EBITDA. Under the amended management agreement, no fee was due in 2001 as the Adjusted EBITDA targets were not met. However, the Company recorded an expense of $0.4 million related to the fair value of professional services contributed by Borden during 2001. The value of the contributed services is included in additional paid-in capital in the accompanying financial statements. At December 31, 2001, additional payables to Borden for expenses and other contracted services of $3.6 million are included in accounts payable.

On June 29, 2000, the Company entered into a receivables purchase agreement with Borden. Under the agreement, the Company sold $50.5 million and $40.3 million of net receivables in June 2000 and September 2000, respectively, to Borden. The Company recognized a loss on the sale of receivables and transaction related fees in the amount of $0.8 million.

The Company and/or affiliates of the Company, including entities related to KKR, from time to time had purchased Senior Subordinated Notes previously issued by the Company in the open market or by other means. As of December 31, 2002 and 2001, affiliates had purchased an aggregate of $80.5 million of Senior Subordinated Notes in open market transactions. In accordance with Plan, the affiliates will receive 128,193 shares of New Common Stock, which constitutes approximately 2.2% of the outstanding shares of the Successor Company (excluding shares reserved for issuance pursuant to the Management Stock Plan). In 2002, the Company recorded interest expense of $4.5 million, which was discharged in accordance with the Plan. As of December 31, 2002, an affiliate of KKR owned $36.7 million in face amount of loans under the Company's Senior Credit Facility. The Company recorded interest expense of $2.8 million in 2002 and $0.1 million remained payable to affiliates at December 31, 2002. On the Effective Date, the KKR affiliate received its pro rata share of 1) $2.75 million, 2) 4,528,192 shares of New Common Stock, 3) $240.05 million in principal amount of Term Loans and 4) $123.15 million in principal amount of Subordinated Notes

The various debt obligations owned by KKR affiliates (other than the Borden Credit Facility) were purchased at a discount causing the Company to incur cancellation of indebtedness income for tax purposes (see Note 12).

In connection with the confirmation of the Plan, the Company and certain KKR affiliates entered into an agreement to provide for a release of claims, indemnification and the payment of certain fees and expenses. This agreement also resolved outstanding issues relating to the Borden management agreement. Under the agreement, Borden will receive payment for (i) all post petition management fees and expenses under the management agreement, capped at $625,000;
(ii) all director fees and expenses accrued and unpaid through the Effective Date; and (iii) accrued, invoiced and unpaid salaries and related expenses for employees of Borden who worked directly with the Predecessor Company through the Effective Date. In addition, Borden received an allowed claim for the prepetition management fee of $1.63 million. In return, Borden paid $1.2 million to the Company on the Effective Date.

SENIOR CREDIT FACILITY CREDITORS

As a result of the Company's emergence from bankruptcy, 4,528,192 shares of New Common Stock, with an aggregate value of approximately $104.1 million and constituting approximately 78.7% of the outstanding shares of the Successor Company (excluding shares reserved for issuance pursuant to the Management Stock Plan, but including shares to be distributed to the KKR affiliate as a lender under the Senior Credit Facility), were reserved for issuance to certain prepetition secured bank creditors (See Note 8).

(7)  STOCKHOLDERS' EQUITY (DEFICIT)

SUCCESSOR COMPANY

The Amended Certificate of Incorporation of Reorganized WKI (the "Amended Certificate") provides that, as of the Effective Date, the Successor Company is authorized to issue up to 15.0 million shares of new common stock, par value $0.01 per share ("New Common Stock"). At December 31, 2002, 5.8 million shares of New Common Stock were issued and outstanding. The holders of New Common Stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. As of the Effective Date, 710,942 shares of New Common Stock were available for issuance, pursuant to grants of stock options, under the Management Stock Plan ("Management Stock Plan").

Covenants in certain debt instruments will restrict, and may prohibit, the Successor Company from paying dividends.

PREDECESSOR COMPANY

At December 31, 2001, the Predecessor Company had 69.6 million shares of common stock outstanding, ("Old Common Stock"). The Old Common Stock was cancelled as part of the Plan without consideration.

In 2001 and 2000, the Predecessor Company issued 2,200,000 and 540,000 shares of Old Common Stock to the Predecessor Company's management. The shares were issued at $1.00 per share in 2001 and $3.50 per share in 2000 resulting in proceeds of $2.2 million and $1.9 million, respectively. In 2000, the Predecessor Company sold shares of Old Common Stock to certain members of the Predecessor Company's management in exchange for notes secured by the shares. The outstanding principal balances of these notes amounted to $0.2 million at December 31, 2000 and were recorded as a reduction of stockholders' deficit.

In 2001 and 2000, the Predecessor Company repurchased 376,000 and 360,000 Old Common Stock for $1.2 million and $0.9 million, respectively, from prior members of the Predecessor Company's management upon their termination of employment. The shares were repurchased at rates as defined in the management equity option plan. Repurchased shares were classified as common stock held in treasury on the balance sheet. These shares were also cancelled as part of the Plan.

At December 31, 2001 and 2000, the Predecessor Company had 3.2 million shares of preferred stock outstanding ("Old Preferred Stock") with liquidation preferences of $100.5 million and $90.3 million, respectively. The Predecessor Company recorded $15.5 million and $13.4 million in 2001 and 2000, respectively, in Old Preferred Stock dividends, none of which were paid. Dividends required to be settled in cash totaling $25.3 million and $20.5 million in 2002 and 2001, respectively, were accrued as other long-term liabilities. The $25.3 million balance as December 31, 2002 was cancelled with no consideration under the Plan.

(8)  BORROWINGS

     Debt outstanding at December 31, 2002 and 2001 is as follows:

                                                                                    (in thousands)
                                                                 ------------------------------------------------
                                                                        SUCCESSOR                PREDECESSOR
                                                                           2002                      2001
                                                                 -------------------------  ---------------------
                                                                               DUE WITHIN              DUE WITHIN
                                                                  LONG-TERM     ONE YEAR    LONG-TERM   ONE YEAR
                                                                 ------------  -----------  ----------  ---------

Senior secured term loan due January 2008                        $   237,649   $     2,401  $       --  $      --

12% Senior subordinated notes due January 2010                       123,150            --          --         --

Senior credit facility, term loan, at an average rate of
  7.73% and 8.79%, $194,000 originally due 2006, $98,000
  originally due 2007                                                     --            --          --    292,000

Senior credit facility, revolving line of credit, at an average
  rate of 6.96% and 7.67%, originally due 2005                            --            --          --    292,000

Borden revolving credit facility, at an average rate of
  6.02% and 8.34%, originally due 2004                                    --            --          --     25,000

9 5/8% Series B Senior Subordinated Notes, originally due
  2008                                                                    --            --          --    200,000

9  % Series B Senior Subordinated Notes due 2006                          --            --       2,877         --

Industrial Revenue Bonds, at an average rate of 5.83% and
  5.81%                                                                4,090           817       5,963        643
                                                                 ------------  -----------  ----------  ---------

     Total Debt                                                  $   364,889   $     3,218  $    8,840  $ 809,643
                                                                 ============  ===========  ==========  =========

SUCCESSOR  COMPANY

In connection with the bankruptcy reorganization, the Company entered into a new Revolving Credit Agreement (the "Revolver") with a group of lenders. The new facility provides for a revolving credit loan facility and letters of credit, in a combined maximum principal amount equal to the lesser of $75 million or a specified borrowing base, which is based upon eligible receivables and eligible inventory, with a maximum issuance of $25 million for letters of credit. The Revolver is secured by a first priority lien on substantially all assets of the Company and its domestic subsidiaries, as well as on the stock of most of the Company's subsidiaries (with the latter, in the case of the Company's non-U.S. subsidiaries, being limited to 65% of their capital stock) (collectively, the "Collateral"). The Company is required to reduce its direct borrowings, excluding letters of credit, on the Revolver to zero for a period of 15 consecutive days in fiscal year 2004 and for a period of 30 consecutive days in each fiscal year thereafter. The rate of interest charged is adjusted quarterly based on a pricing grid, which is a function of the ratio of the Company's debt to EBITDA. The credit facility provides the Company the option of borrowing at a spread over the base rate (as defined) for base rate loans or the Adjusted London Interbank Offered Rate (LIBOR) for Eurodollar loans. At the Effective Date, loans under the Revolver had a weighted average interest rate of 4.62 %. In addition, the Company pays a quarterly commitment fee of 0.50% on the average daily unused amount.

Pursuant to the Plan, on the Effective Date, the Company entered into a senior secured term loan with certain secured lenders in the aggregate principal amount of $240.1 million (the "Term Loan") and issued Senior Secured Subordinated Notes in the aggregate principal amount of $123.2 million (the

"Senior Secured Subordinated Notes"), in partial satisfaction of the lenders' prepetition claims against the Company.

Under the Term Loan, interest accrues at either JPMorgan Chase's prime rate plus 2.5%, the Federal Funds Effective Rate plus 3.0% or LIBOR times the Statutory Reserve Rate (as defined in the Credit Agreement) plus 3.5%. The Term Loan is secured by a second priority lien on the Collateral. The Term Loan requires quarterly principle payments of approximately $0.6 million through December 31, 2007 with a remaining balloon payment of approximately $228 million due on March 31, 2008. The Company is required to prepay outstanding obligations under the Term Loan upon certain conditions or events as defined in the related agreement.

The Revolver and Term Loan agreements contain usual and customary restrictions including, but not limited to, limitations on dividends, redemptions and repurchases of capital stock, prepayments of debt (other than the Revolver), additional indebtedness, capital expenditures, mergers, acquisitions, recapitalizations, asset sales, transactions with affiliates, changes in business and the amendment of material agreements. Additionally, the Revolver and Term Loan contain customary financial covenants relating to minimum levels of EBITDA and maximum leverage ratios and fixed charge coverage ratios. These provisions are not considered restrictive to normal operations.

The Senior Secured Subordinated Notes are collateralized by a third priority lien on the Collateral, and pay interest of 12%, semi-annually on January 31 and July 31. The Senior Secured Subordinated Notes have no sinking fund requirement, and are redeemable, in whole or in part, at the option of the Company beginning January 31, 2008 by paying a redemption premium.

Pursuant to the Plan, $4.9 million in industrial revenue bonds were reinstated on the Emergence Date. Bonds with remaining principal of $0.9 million bear interest at 3% and mature in September 2003 and September 2004. Bonds having remaining principal of $4 million bear interest at 6.25% and mature August 2005.

The Company was party to an interest rate swap agreement maturing in July 2003, with a notional amount of $15 million. The Company recorded additional interest expense of $0.6 million and $0.2 million for the years ended December 31, 2002 and 2001, respectively. This contract was rejected in the Chapter 11 proceedings.

Long-term debt maturing in each of the years subsequent to December 31, 2002 (in thousands) is as follows:

          2003                                 $  3,218
          2004                                    2,491
          2005                                    6,400
          2006                                    2,400
          2007                                    2,400
          Thereafter                            351,198
                                               ---------
                                               $368,107
          Less: current maturities.              (3,218)
                                               ---------
          Long-term debt                       $364,889
                                               =========

PREDECESSOR COMPANY

On April 12, 2001, the Company entered into the Amended and Restated Credit Agreement (the "Amended Credit Agreement"), which provided for an additional secured revolving credit facility of $25.0 million maturing on March 31, 2004. The Amended Credit Agreement increased pricing on the credit facilities and provided for a first priority lien on substantially all of the Company's assets and its domestic subsidiaries' assets. This agreement waived the defaults under the coverage ratio and leverage ratios covenants for the quarter and year ended December 31, 2000, and amended future financial covenants beginning March 31, 2001. These covenants placed significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, pay dividends and other distributions, prepay subordinated indebtedness, enter into sale and leaseback transactions, create liens or other encumbrances, make capital expenditures, make certain investments or acquisitions, engage in certain transactions with affiliates, sell or otherwise dispose of assets and merge or consolidate with other entities and otherwise restrict corporate activities. In addition, the credit facilities also required the Company to meet certain financial ratios and tests, including a minimum Adjusted EBITDA, a ratio of debt to Adjusted EBITDA and Adjusted EBITDA to cash interest expense.

During the third quarter of 2000, Borden agreed to provide the Company a $40.0 million temporary revolving credit facility to assist in meeting working capital requirements, capital expenditures, interest payments and scheduled principal payments. In April 2001, the original maturity date of the Borden facility of December 31, 2000 was extended to March 31, 2004. Effective July 2, 2001, Borden agreed to increase its line of credit to the Company from $40.0 million to $50.0 million and then, to decrease the commitment to $25.0 million on August 16, 2001. The facility was secured with an interest on the Company's assets that was second in priority behind the interests securing the Amended Credit Agreement.

As of December 31, 2001, the Company was not in compliance with certain financial covenants under the Amended Credit Agreement, which also resulted in a default under the Borden Credit Facility. These defaults in turn provided the senior lenders and Borden with the right to accelerate the maturity of all outstanding indebtedness, aggregating approximately $609 million as of December 31, 2001. Such acceleration would have provided the holders of the 9-5/8% Notes with the right to accelerate the maturity of their $200 million notes. The Company did not have the ability to repay or refinance these significant debt obligations and promptly entered into discussions with the senior lenders to discuss appropriate waivers. As a result, all of the related debt was classified as a current liability as of December 31, 2001.

On March 28, 2002, the Debtors obtained temporary waivers of the covenant defaults from the senior lenders and Borden (together, the "Waivers"). By their terms, the Waivers expired at 11:59 p.m., Eastern Time, on May 30, 2002 and, accordingly, on May 31, 2002, the lenders under the Prepetition Credit Facilities had the right to accelerate indebtedness under their facilities. The Waivers required that the Company give notice before making the scheduled interest payment of approximately $9,625,000 on the 9-5/8% Notes due on May 1, 2002, and provided that the Waivers would terminate upon the giving of such notice. The Company did not make such scheduled interest payment. After expiration of the 30-day cure period on May 31, 2002, and compliance with applicable notice provisions, the failure to make this scheduled interest payment would have constituted an event of default with respect to the 9-5/8% Notes. As a result, and upon reaching an agreement on the terms of a financial restructuring with the steering committee for its bank group and a group of affiliated parties comprised of the Company's primary shareholders as well as its largest bondholder, which held approximately 40% of the outstanding senior subordinated bonds, the Company and subsidiary Debtors filed voluntary petitions for reorganization under Chapter 11 in order to expedite the restructuring process and preserve value for the Company's stakeholders. In connection with the acquisition of EKCO, certain acquired subsidiaries remained obligated under $3.4 million in 9- Notes and $2.1 million in industrial revenue bonds. At December 31, 2002 and 2001, the balance of the industrial revenue bonds was $1.4 million and $1.8 million, respectively. At December 31, 2002 and 2001, the balance of the 9- Notes was $2.9 million. In accordance with the Plan, industrial revenue bonds totaling $1.4 million were discharged by surrendering the associated collateral and the entire 9- Notes balance of $2.9 million is to be paid in full.

(9)  COMMITMENTS AND CONTINGENCIES

LEASES

The Company is a party to certain non-cancelable lease agreements, which expire at various dates through 2010. Minimum rental commitments outstanding at December 31, 2002 are as follows (in thousands):

                                                  Operating Leases   Capital Leases
                                                 ------------------  ---------------
     2003                                        $           8,259   $           929
     2004                                                    7,038               433
     2005                                                    6,083               354
     2006                                                    5,316               179
     2007                                                    5,035                --
     Thereafter                                             25,573                --
                                                 ------------------  ---------------
        Total minimum lease payments             $          57,304             1,895
                                                 ==================
     Less amounts representing interest                                        (218)
                                                                     ---------------
        Present value of minimum lease payments                      $        1,677
                                                                     ===============

Rental expense was $22.7 million, $25.4 million, and $25.1 million for the years ended December 31, 2002, 2001, and 2000, respectively. The liability for capital lease obligations is recorded in other current and other long-term liabilities in the Company's financial statements. The majority of capital leases are financed under a master lease agreement at 11.5%. The total value of assets under capital leases at December 31, 2002 is $2.0 million.

LITIGATION AND ENVIRONMENTAL MATTERS

The Company is a defendant in various claims and lawsuits arising in the normal course of business. The Company believes, based upon information it currently possesses, and taking into account established reserves for estimated liabilities and its insurance coverage, that the ultimate outcome of the proceedings and actions is unlikely to have a material adverse effect on the Company's financial statements. It is reasonably possible, however, that some matters could be decided unfavorably to the Company and could require the Company to pay damages, or make other expenditures in amounts that cannot be estimated as of December 31, 2002.

The Company shut down the Martinsburg facility in April 2002 as part of a broader program of restructuring activities (See Note 13) and intends to sell the building and assets related to this property. The Company is currently working with environmental experts and representatives from West Virginia state agencies to implement remediation requirements imposed by the state. To date, the Company has spent $4.1 million in environmental remediation on this facility. On December 13, 2002, the Company filed a complaint in the United States District Court for the Southern District of New York seeking reimbursement from Corning for a portion of the remediation expenditures under the environmental indemnification agreement mentioned below.

From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessors, and the Company has incurred obligations for investigations or remedial actions with respect to certain of these matters. The Company has accrued approximately $0.8 million at December 31, 2002 for probable environmental remediation and restoration liabilities. This is management's best estimate of these liabilities. Based on currently available information and analysis, the Company believes that it is reasonably possible that costs associated with such liabilities or as yet unknown liabilities may exceed current reserves in amounts that cannot be estimated as of December 31, 2002. There can be no assurance that activities at these or any other facilities may not result in additional environmental claims being asserted against the Company or additional investigations or remedial actions being required.

Certain of the Company's facilities have lengthy manufacturing histories and, over such time, have used or generated and disposed of substances, which are or may be considered hazardous. Pursuant to the terms and conditions of the Recapitalization, Corning agreed to indemnify the Company for certain costs and expenses incurred by the Company and arising from pre-Recapitalization environmental events, conditions or matters and as to which notice is provided within specified time periods. Corning agreed to indemnify the Company for (i) 80% of such costs and expenses up to an aggregate of $20.0 million and (ii) 100% of such costs and expenses in excess of $20.0 million. The indemnity contained in the Recapitalization expires on April 1, 2005.

LETTERS OF CREDIT

In the normal course of business and as collateral for performance, the Company is contingently liable under standby and import letters of credit totaling $13.6 million and $7.9 million as of December 31, 2002 and 2001, respectively. In the Company's past experience, no claims have been made against these financial instruments. As a result, management does not expect any material losses to result from these off-balance sheet instruments and therefore estimates their fair value to be zero.

(10) EMPLOYEE RETIREMENT PLANS

Most U.S. employees of the Company are covered under a non-contributory defined benefit plan ("Benefit Plan"). Effective December 31, 2001, the benefits for most non-union employees were frozen. Pension plan benefits are generally based on years of service and/or compensation. The Company's general funding policy is to contribute annually an amount determined jointly by management and its consulting actuaries that is not less than the minimum amount required by the Internal Revenue Code. Benefit Plan assets are comprised principally of publicly traded debt and equity securities. As a result of the Reorganization Plan, the Company entered into an agreement with the Pension Benefit Guaranty Corporation ("PBGC") which, among other things requires certain additional minimum funding contributions and accelerated contributions to be made to the Benefit Plan. Total enhanced contributions of $7 million are required to be paid in addition to the minimum funding requirements by the Employee Retirement Income Security Act of 1974 over the pension plan years 2003-2006. The agreement also requires the Company to provide a letter of credit in the amount of $15 million to the PBGC by January 31, 2008 guaranteeing a portion of the plan's underfunding that is currently guaranteed by Borden. In general, the PBGC agreement will remain in effect until the plan is fully funded or the Company meets certain pre-established credit ratings.

Prior to December 31, 2002, certain of the Company's employees were eligible to participate in various non-qualified supplemental pension plans or agreements (collectively, the "Supplemental Pension Plans"), pursuant to which the Company agreed to pay to certain executives amounts approximately equal to the difference between the benefits provided for under the WKI pension plan (or a predecessor thereof) and benefits which would have been provided notwithstanding the limitations on benefits which may be provided under tax-qualified plans, as set forth in the Internal Revenue Code. These benefits were frozen effective April 4, 2002 and the Supplemental Pension Plan was terminated upon the Company's emergence from Chapter 11 bankruptcy, giving rise to unsecured claims against the Company by the participants in the Supplemental Pension Plan.

The Company's postretirement benefit plan provides certain medical and life insurance benefits for retired employees. Substantially all U.S. employees of the Company may become eligible for these benefits if they fulfill eligibility requirements as specified by the plan.

Prior to October 1, 2002, certain employees of the Company were eligible to participate in the Borden Savings Plan. Effective October 1, 2002, the account balances of all current and former WKI employees were transferred to a new 401(k) plan sponsored by the Company. The WKI Savings Plan provides benefits that are substantially identical to those previously provided under the Borden Savings Plan. Charges to WKI's operations for matching contributions in 2002, 2001, and 2000 amounted to $3.7 million, $3.3 million, and $3.0 million, respectively.

In accordance with Fresh Start Reporting, the accrued benefit liability was adjusted to fair value. Accordingly, the unrecognized net actuarial loss and prior service costs were recognized immediately resulting in an increase to the pension liability of $34.0 million and an increase to the other post retirement benefit liability of $3.6 million. Relevant data for the Company's pension and postretirement medical benefit plans at December 31, 2002 and 2001, respectively, is as follows:

                                                PREDECESSOR COMPANY

                                                                    OTHER
(IN THOUSANDS)                            PENSION BENEFITS   POSTRETIREMENT BENEFITS
                                         ------------------  -----------------------
                                           2002      2001        2002        2001
                                         --------  --------  -----------  ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year  $80,658   $71,013   $   43,461   $  42,992
Service cost                               2,694     5,775        1,188       1,685
Interest cost                              5,415     5,241        3,073       2,999
Plan participants' contributions              26       113          200         120
Actuarial loss                             9,647       944        3,406       3,625
Benefits paid                             (4,672)   (3,286)      (1,631)     (1,235)
Amendments                                (2,697)       --           --      (5,725)
Settlements                                 (199)    1,100           --      (1,000)
Special termination benefit                   --      (242)          --          --
                                         --------  --------  -----------  ----------

Benefit obligations at end of year       $90,872   $80,658   $   49,697   $  43,461
                                         ========  ========  ===========  ==========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
  of year                                  $ 53,549   $ 66,187   $      --   $     --
Actual return on plan assets                 (3,723)    (9,621)         --         --
Employer contributions                       12,869        398       1,431   $  1,115
Plan participants' contributions                 25        113         200        120
Benefits paid                                (4,672)    (3,286)     (1,631)    (1,235)
Divestitures and settlements                   (199)      (242)         --         --
                                           ---------  ---------  ----------  ---------
Fair value of plan assets at end of year   $ 57,849   $ 53,549   $      --   $     --
                                           =========  =========  ==========  =========

Funded status                              $(33,023)  $(27,109)  $$(49,697)  $(43,461)
Unrecognized net actuarial loss              28,576     11,090       6,908      2,460
Unrecognized prior service cost               5,651      8,857      (3,275)    (3,575)
Unrecognized initial net benefit asset         (183)      (194)         --         --
Post September 30th contributions             1,300        110          --         36
                                           ---------  ---------  ----------  ---------
Net amount recognized (Predecessor)           2,321     (7,246)    (46,064)   (44,540)
Fresh Start Reporting adjustment            (33,994)        --      (3,633)        --
                                           ---------  ---------  ----------  ---------
Net amount recognized (Successor)          $(31,673)  $ (7,246)  $ (49,697)  $(44,540)
                                           =========  =========  ==========  =========

AMOUNTS RECOGNIZED IN STATEMENT OF
FINANCIAL POSITION CONSIST OF
Prepaid benefit cost                       $     --   $    897   $      --   $     --
Accrued benefit liability                   (31,673)   (25,245)    (49,697)   (44,540)
Intangible asset                                 --      8,857          --   $     --
Accumulated other comprehensive income           --      8,245          --         --
                                           ---------  ---------  ----------  ---------
Net amount recognized                      $(31,673)  $ (7,246)  $ (49,697)  $(44,540)
                                           =========  =========  ==========  =========

                                                     (IN THOUSANDS)
                                          --------------------------------------
                                                                    OTHER
                                                                POSTRETIREMENT
WEIGHTED AVERAGE ASSUMPTIONS:               PENSION BENEFITS       BENEFITS
                                          -------------------  -----------------
                                            2002      2001      2002      2001
                                          -------------------  -----------------
Discount rate                              6.50%        7.25%     6.50%    7.25%
Expected return on plan assets             8.25         8.25        NA       NA
Rate of compensation increase              4.25         4.50      4.25     4.50
Assumed health care trend rate   initial   NA             NA      8.00     8.75
                                 ultimate  NA             NA      5.00     5.25

                                                     (IN THOUSANDS)
                                          --------------------------------------
                                                                    OTHER
                                                                POSTRETIREMENT
COMPONENTS OF NET PERIODIC BENEFIT COST:    PENSION BENEFITS       BENEFITS
                                          -------------------  -----------------
                                            2002      2001      2002      2001
                                          -------------------  -----------------
Service cost                              $ 2,694   $  5,775   $1,188   $ 1,685
Interest cost                               5,415      5,241    3,073     2,999
Expected return on plan assets             (4,214)    (5,360)      --        --
Amortization of unrecognized transition
obligation                                     (9)        (9)      --        --
Amortization of prior service cost            509        800     (278)     (150)
Recognized net actuarial loss                 232          4       --        --
Settlement/Curtailment loss (gain)              4      3,880       --    (2,192)
                                          --------  ---------  -------  --------
Net periodic benefit cost                 $ 4,631   $ 10,331   $3,983   $ 2,342
                                          ========  =========  =======  ========

The consolidated postretirement benefit obligation attributable to the Company's workforce is determined by application of the terms of health care and life insurance plans, together with relevant actuarial assumptions and health care cost trend rates. The annual rate of medical inflation used to determine the year-end results was assumed to be 5.25% for pre-65 benefits and 8.75% for post-65 benefits for 2002, decreasing gradually to a net rate of 5.25% per year at 2008 and remaining at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point change in the assumed health care cost trend rates would have the following effects (in thousands):

                                                           ONE-PERCENTAGE    ONE-PERCENTAGE
                                                           POINT INCREASE    POINT DECREASE
                                                           ---------------  ----------------
Effect on total service cost and interest cost components  $           717  $          (603)
Effect on postretirement benefit obligation                $         7,048  $        (6,049)

(11) STOCK COMPENSATION PLANS

As of the Effective Date, the Successor Company entered into the Management Stock Plan, under which a total of 710,942 shares of New Common Stock are available for issuance. The Management Stock Plan is designed to attract, retain and motivate key employees and non-employee directors. It is similar to the Predecessor Company stock option plan for key employees and directors who were granted options to purchase Old Common Stock in the Predecessor Company under the Amended and Restated 1998 Stock Purchase and Option Plan for Key Employees (the "Prepetition Stock Purchase and Option Plan"). Options granted under the Prepetition Stock Purchase and Option Plan had exercise prices ranging from $1.00 per share to $5.00 per share and were granted at fair value, vest over five years, and expire ten years from the date of grant. During 2001, 6,550,000 options to purchase Old Common Stock in the Predecessor Company, with an exercise price of $1 per share were granted under the Prepetition Stock Purchase and Option Plan. Those options were accounted for as variable awards. At December 31, 2001, there were 8,172,713 options outstanding and 770,143 exercisable. Had compensation cost for the Prepetition Stock Purchase and Option Plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Predecessor Company's net loss applicable to Old Common Stock for the year ended December 31, 2001 would not have been significantly affected.

There were no options granted during fiscal year 2002, and certain options were forfeited upon the termination of employment of prior members of the Predecessor Company's management team. In addition, the Prepetition Stock Purchase and Option Plan and all outstanding options were cancelled upon the confirmation of the Plan, in conjunction with the Predecessor Company's emergence from bankruptcy.

(12) INCOME TAXES

The Company files a consolidated U.S. federal tax return with its parent and its domestic subsidiaries. For financial reporting purposes, the Company had the following foreign and domestic income (loss) before income taxes.

                                                                   YEAR ENDED DECEMBER 31,
                                                                     PREDECESSOR COMPANY
                                                          ---------------------------------------
                                                               2002           2001        2000
                                                          ---------------  ----------  ----------
INCOME (LOSS) BEFORE TAXES ON INCOME                                   (IN THOUSANDS)

  U.S. Companies                                          $      543,873   $(133,534)  $(101,795)
  Foreign companies                                                7,010       2,362       3,425
                                                          ---------------  ----------  ----------
    Income (loss) before income taxes and cumulative
        effect of change in accounting principle                 550,883    (131,172)    (98,370)
     Cumulative effect of change in accounting principle        (202,089)         --          --
                                                          ---------------  ----------  ----------
          Income (loss) before income taxes               $      348,794   $(131,172)  $ (98,370)
                                                          ===============  ==========  ==========

The components of income tax expense consist of the following items:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                        PREDECESSOR COMPANY
                                                        -------------------
                                                        2002    2001    2000
                                                       ------  ------  ------
CURRENT AND DEFERRED TAX EXPENSE:
  Current:
    U.S.                                               $   --  $   --  $    --
    State and municipal                                    --      --       --
    Foreign                                             1,979   1,600    2,570
  Deferred:                                                --      --
    U.S.                                                   --      --   41,732
    State and municipal                                    --      --    7,154
    Foreign                                                --      --       --
                                                       ------  ------  -------
  Net tax expense                                      $1,979  $1,600  $51,456
                                                       ======  ======  =======

The income tax provision at the effective tax rate differs from the income tax provision at the U.S. federal statutory tax rate in effect during the years ended December 31, 2002, 2001 and 2000 for the following reasons:

                                                            YEAR ENDED DECEMBER 31,
                                                          --------------------------
                                                              PREDECESSOR COMPANY
                                                          --------------------------
                                                           2002     2001      2000
                                                          ------  --------  --------
EFFECTIVE TAX RATE RECONCILIATION:

U.S. statutory tax rate                                   35.0 %  (35.0) %  (35.0) %
Increase (reduction) in income taxes resulting from:
     State taxes, net of federal benefit                    6.0      (6.0)     (6.0)
     Amortization of intangible assets                       --       1.6       2.1
     Disallowed interest expense                             --      10.2      10.2
     Impairment of intangible assets                       14.4        --        --
     Reorganization goodwill                              (19.5)       --        --
     Cancellation of indebtedness/stock basis difference  (25.6)       --        --
     Other                                                   --       0.2        --
     Valuation allowance                                   (9.6)     29.0      28.7
     Taxes on foreign subsidiary and FSC earnings          (0.1)      1.2       2.6
     Net change in deferred tax assets due to valuation
       allowances                                            --        --      49.7
                                                          ------  --------  --------
Effective tax rate                                         0.6 %     1.2 %    52.3 %
                                                          ======  ========  ========

In 2002, 2001 and 2000, affiliates of the Company purchased a portion of the Company's Prepetition Senior Subordinated Notes and Senior Credit Facility loans on the open market at a discount. This purchase caused the Company to incur cancellation of debt (COD) income for tax purposes of $3.8 million, $38.2 million and $28.4 million ($1.3 million, $13.4 million and $10.0 million tax effected) in 2002, 2001 and 2000, respectively. This COD income was not recognized for tax purposes, and the Company's tax net operating loss ("NOL") carryforwards were reduced by the amount of COD.

The tax effects of temporary differences and carry forwards that give rise to the deferred tax assets and liabilities at December 31, 2002 and 2001 are comprised of the following (in thousands):

                                                      SUCCESSOR  PREDECESSOR
                                                       COMPANY     COMPANY
                                                      ----------  ----------
                                                         2002        2001
                                                      ----------  ----------
Property and equipment and intangible assets          $  40,817   $  23,369
Postretirement, pension and other employee benefits      23,066      19,227
Loss and tax credit carry forwards                      149,936     113,233
Inventory reserves                                       11,868      12,696
Deferred COD/Liabilities subject to compromise (net
of new equity)                                          (25,340)     29,579
Bad debt                                                  3,406       9,363
Restructuring reserve                                     6,083      14,284
Reorganization costs                                      9,390          --
Deferred financing costs                                  6,278          --
Other                                                    19,843      12,907
                                                      ----------  ----------
  Gross deferred tax assets                             245,347     234,658
Deferred tax assets valuation allowance                (244,914)   (234,658)
                                                      ----------  ----------
  Deferred tax assets                                 $     433   $      --
                                                      ==========  ==========

As discussed in Note 1, the Company has adopted Fresh Start Reporting as of December 31, 2002, and accordingly has recorded the effects of the Plan as of such date. Items recognized pursuant to the Plan, including gain from COD, will not be recognized for tax purposes until the actual contractual cancellation of debt, the exchange and cancellation of stock and the issuance of stock to new shareholders on the Effective Date. Accordingly, deferred tax items to reflect these differences were recorded at December 31, 2002.

As a result of the Plan, the amount of the Company's aggregate indebtedness will be reduced on the Effective Date, and will generate income from COD for tax purposes estimated at approximately $240 million. Since the realization of such income will occur under the Bankruptcy Code, the Company will not recognize income from COD for tax purposes, but instead will reduce certain tax attributes the day after the Effective Date. The Company anticipates that it will first reduce an amount of its tax NOL carryforwards, with the remaining income from COD reducing its tax basis in depreciable and non-depreciable assets. The Company's tax NOL carryforwards for federal income tax purposes, after such attribute reduction, is estimated to be $232 million. Such net operating loss tax carryforwards expire from 2019 through 2022.

As of December 31, 2002 the Company had foreign net operating loss carryforwards of approximately $5.5 million expiring at various times through 2009.

On the Effective Date, the Company is expected to undergo an ownership change pursuant to section 382 of the Internal Revenue Code. As a result, the use of any of the Company's NOLs carryforwards and tax credits generated prior to the ownership change that are not reduced pursuant to the provisions discussed above may be subject to an overall annual limitation estimated at approximately $6 million. The Company has not yet been able to determine whether or not it will qualify for an exception to this annual limitation. If it does qualify, it would be required to further reduce its existing NOL carryforward by the amount of the interest expense deducted on indebtedness that will be exchanged for the common stock of the Company pursuant to the Plan, estimated at approximately $42 million. If the Company does not qualify for the exception, the annual limitation will result in the expiration of an estimated $112 million of its remaining NOL carryforwards at the end of the carryforward period.

The net change in the total valuation allowance for years ended December 31, 2002 and 2001 is an increase of $10.2 million and $59.1 million, respectively. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. Negative evidence, such as cumulative losses in recent years, suggests that a valuation allowance is needed. Based upon cumulative losses in the current and immediate two proceeding years, the Company determined that a full valuation allowance related to domestic and foreign operations of $244.9 million and $234.7 million was warranted in 2002 and 2001, respectively.

The Company's reorganization resulted in a significantly modified capital structure by which SOP 90-7 requires the Company to apply Fresh Start Reporting. Under Fresh Start Reporting, reversals of valuation reserves recorded against deferred tax assets that existed as of the Emergence Date will first reduce any goodwill until exhausted, then other intangibles until exhausted and thereafter are reported as a reduction of additional paid in capital. Consequently, the Company will recognize cash tax savings in the year of asset recognition without the corresponding benefit to income tax expense until goodwill and other intangibles are exhausted.

Taxes have not been provided on the approximately $24.3 million of accumulated foreign unremitted earnings, which are expected to remain invested indefinitely. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. It is not practicable to estimate the amount of any additional taxes that may be payable on the undistributed earnings.

(13)  RESTRUCTURING  AND  RATIONALIZATION  PROGRAMS

During 2002, the Company completed the restructuring and rationalization programs which were begun during 2001. Each program and its status is described below.

During 2001, the Board of Directors approved plans to restructure several aspects of the Company's manufacturing and distribution operations. In addition, the Company implemented an employee headcount reduction program as part of its continuing business realignment and cost savings initiatives. These programs resulted in a restructuring charge of $51.9 million, which was recorded during 2001 on a separate line within operating income.

In addition, $18.5 million of rationalization and other charges were recorded related to the implementation of these programs. These charges arose as a result of the Predecessor Company's restructuring programs and were excluded in the computation of the Predecessor Company's EBITDA under the 2001 Amended and Restated Credit Agreement which provided for the achievement of quarterly EBITDA targets. Generally, these costs were recorded as incurred in operating income ($13.2 million in selling, general and administrative expenses and $5.3 million in cost of sales.)

The restructuring programs included the following initiatives:

     (1) The outsourcing of Corningware and Visions product lines. This program required the shutdown of the Martinsburg, West Virginia facility (Martinsburg), which occurred in April, 2002.

     (2) The outsourcing of the Chicago Cutlery product lines. This product was previously produced at the Company's Wauconda, Illinois facility (Wauconda), which was idled as of September 2001 and was sold in December 2001.

     (3) The consolidation of warehousing and distribution operations at Waynesboro, Virginia and Plainfield, Indiana into the Company's distribution centers located in Monee, Illinois and Greencastle, Pennsylvania. This consolidation occurred in the second quarter of 2002.

     (4) The realignment of the production process at the metal bakeware manufacturing facility at Massillon, Ohio to streamline the manufacturing and converting processes.

     (5) The consolidation of certain international sales and marketing and distribution operations in Canada and the UK, which occurred at the end of 2001 and in January 2002 respectively.

     (6) The continuation of organizational redesign activities which led to significant employee headcount reductions as a result of rationalizing staff and business support functions, upgrading key capabilities and centralizing executive administrative offices in Reston, Virginia.

RESTRUCTURING  CHARGES
----------------------

Restructuring details for 2001 activity are as follows (in thousands):

                    Liability at   Restructuring                         Liability at
                    December 31,      Expense                         Reclassifications  December 31,
                        2000            2001            Cash Paid         and Other          2001
                    -------------  --------------  -------------------  --------------  -------------
Disposal of assets  $          --  $       26,523  $           (1,243)  $     (22,937)  $       2,343
Employee
  termination
  costs                        --          21,646              (5,628)         (2,366)         13,652
Other exit costs               --           3,719                (454)            387           3,652
                    -------------  --------------  -------------------  --------------  -------------
                    $          --  $       51,888  $           (7,325)  $     (24,916)  $      19,647
                    =============  ==============  ===================  ==============  =============

Restructuring details for 2002 activity are as follows (in thousands):

                    Liability at   Restructuring                                         Liability at
                    December 31,      Expense                         Reclassifications  December 31,
                        2001            2002            Cash Paid         and Other          2002
                    -------------  --------------  -------------------  --------------  -------------
Disposal of assets  $       2,343  $           --  $           (1,696)  $        (647)  $         --
Employee
  termination
  costs                    13,652              --              (9,670)         (3,982)            --
Other exit costs            3,652              --                (891)         (2,761)            --
                    -------------  --------------  -------------------  --------------  -------------
                    $      19,647  $           --  $          (12,257)  $      (7,390)  $         --
                    =============  ==============  ===================  ==============  =============

DISPOSAL OF ASSETS

As part of the restructuring initiative to close or streamline manufacturing, distribution and administrative locations, an impairment charge of $26.5 million was recorded to reflect net realizable value for fixed assets to be sold or scrapped of which approximately $15.4 million relates to the closure and anticipated sale of the Martinsburg manufacturing facility. The charge represents the difference between book value and estimated fair value of the facility less costs to sell the facility. At December 31, 2001, $24.1 million of the impairment charge had either been settled through the sale of the facilities or recorded against the specific assets involved or was paid. During 2002, $1.7 million was either settled or paid, and the remaining balance reclassified to other current liabilities.

EMPLOYEE TERMINATION COSTS

As part of the restructuring initiative the Company recorded $21.6 million related to employee termination costs. The program impacted a total of approximately 750 employees -450 related to plant shutdowns, 75 related to distribution center consolidation and 225 related to business and staff support function redesign. As of December 31, 2002, all employees had been terminated. During 2002, $9.7 million of severance payments had been made with an additional $4.0 million of remaining payments expected to be made during 2003. These remaining amounts have been reclassified to current accrued liabilities on the balance sheet as of December 31, 2002. During 2002, the timing of severance payments due to employees who had left the Company prior to the bankruptcy date, were stayed under the bankruptcy proceedings. These payments will be paid out under the terms of the Reorganization Plan through the reconciliation of individual claims. The difference between the severance accrual initially recorded as part of the restructure and the paid claims is estimated within the Gain on Reorganization included in the income statement.

OTHER EXIT COSTS

As part of the restructuring initiative the Company recorded $3.7 million of other exit costs primarily related to lease and contract cancellation expenses, legal expenses and other shut down costs associated with the closure and anticipated sale of facilities. In 2002, $0.9 million of the amount was paid, the remaining amounts were reclassified to other current liabilities on the balance sheet.

(14) SEGMENT INFORMATION

The Company manages its business on the basis of one reportable segment - the worldwide manufacturing and marketing of consumer kitchenware products. The Company believes its operating segments have similar economic characteristics and meet the aggregation criteria of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company markets its products chiefly in the United States but also has significant business in international markets such as Canada, Asia and Australia. The Company is exposed to the risk of changes in social, political, and economic conditions inherent in foreign operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. In 2002, 2001, and 2000, Wal-Mart Stores, Inc., accounted for approximately 23%, 21%, and 15%, respectively, of the Company's gross sales. Accounts receivable from Wal-Mart Stores, Inc. was approximately $6.7 million and $14.4 million at December 31, 2002 and 2001, respectively.

The following geographic information is presented in accordance with SFAS No. 131 (in thousands).

                                              PREDECESSOR COMPANY
                                          YEAR  ENDED  DECEMBER  31,
                                         ----------------------------
     NET SALES:                            2002      2001      2000
     ----------                          --------  --------  --------
     United States                       $542,997  $590,243  $665,596
     Canada                                64,797    68,641    67,490
                                         --------  --------  --------
          North America                   607,794   658,884   733,086
     Other International                   77,052    86,988    94,495
                                         --------  --------  --------
          Total                          $684,846  $745,872  $827,581
                                         ========  ========  ========

                                          SUCCESSOR     PREDECESSOR
                                           COMPANY        COMPANY
                                         DECEMBER 31,   DECEMBER 31,
     LONG-LIVED ASSETS:                      2002           2001
     ------------------                  -------------  -------------
     United States                       $     455,409  $     472,185
     Canada                                      3,780          3,959
                                         -------------  -------------
          North America                        459,189        476,144
     Other International                         3,809          3,604
                                         -------------  -------------
          Total                          $     462,998  $     479,748
                                         =============  =============